Exhibit 10.16

FIFTEENTH AMENDMENT TO AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT AND THIRD AMENDMENT TO

FORBEARANCE AGREEMENT

This Fifteenth Amendment to Amended and Restated Loan and Security Agreement and Third Amendment to Forbearance Agreement (this “Agreement”) is entered into as of June 30, 2010 by and among GLOBAL ETHANOL, LLC, a Delaware limited liability company formerly known as Midwest Grain Processors, LLC (the “Borrower”), the financial institutions listed on the signature pages hereof and each other financial institution that may hereafter become a party to the Loan Agreement in accordance with the provisions of the Loan Agreement referred to below (collectively, the “Lenders,” and, individually, a “Lender”), and COBANK, ACB, a federally chartered banking organization (“CoBank”), in its capacity as agent for the Lenders and for the Issuer, as defined in the Loan Agreement (in such capacity, the “Agent”).

RECITALS

The Borrower, the Lenders and the Agent are parties to an Amended and Restated Loan and Security Agreement dated as of December 14, 2005, as amended by a First Amendment dated as of February 28, 2006, a Second Amendment dated as of March 31, 2006, a Third Amendment dated as of September 22, 2006, a Fourth Amendment dated as of October 31, 2006, a Fifth Amendment dated as of February 22, 2007, a Sixth Amendment dated as of May 25, 2007, a Seventh Amendment dated as of August 31, 2007, an Eighth Amendment dated as of November 30, 2007, a Ninth Amendment dated as of October 31, 2008, a Tenth Amendment dated as of December 22, 2008, an Eleventh Amendment dated as of March 4, 2009, the Forbearance Agreement referred to below, an Amendment to Amended and Restated Loan and Security Agreement and Forbearance Agreement dated as of September 30, 2009, which acted as a thirteenth amendment to such Amended and Restated Loan and Security Agreement (the “Thirteenth Amendment”), and a Fourteenth Amendment to Amended and Restated Loan and Security Agreement and Second Amendment to Forbearance Agreement dated as of November 30, 2009 (the “Fourteenth Amendment”) (as further amended by this Agreement, and as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”).

The Borrower, the Lenders and the Agent are also parties to that certain Forbearance Agreement and Twelfth Amendment to Amended and Restated Loan and Security Agreement dated as of July 31, 2009, as amended by the Thirteenth Amendment and the Fourteenth Amendment (as further amended by this Agreement, and as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Forbearance Agreement”).

The Borrower has requested that the Lenders and the Agent make certain amendments to the Loan Agreement and the Forbearance Agreement, and the Lenders and the

Agent are willing to grant the Borrower’s requests subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.        Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings given them in the Loan Agreement or the Forbearance Agreement, as applicable.

Section 2.        Amendments to the Loan Agreement. The Loan Agreement is hereby amended as follows:

(a)        Amendment to Section 1.1 of the Loan Agreement (General Definitions). Section 1.1 of the Loan Agreement is hereby amended by adding or amending and restating, as applicable, each of the following definitions:

“ ‘Covenant Compliance Date’ means the last day of each fiscal quarter of the Borrower.”

“ ‘Covenant Computation Period’ means the 4 consecutive fiscal quarters immediately preceding and ending on a Covenant Compliance Date.”

“ ‘Debt Service Coverage Ratio” means, with respect to the applicable Covenant Computation Period, the ratio of (a) the Borrower’s consolidated after-tax net income, plus (i) depreciation, depletion and amortization charges recognized by the Borrower, plus (ii) the net amount of all cash equity contributions actually received by the Borrower during such Covenant Computation Period, minus (iii) all capital expenditures incurred by the Borrower during such Covenant Computation Period, excluding, however, that portion of any such capital expenditures financed by long-term financing of the Borrower; to (b) the aggregate of all scheduled principal payments of the Borrower’s long term debt becoming due and payable during the Borrower’s next succeeding four fiscal quarters, provided, however, that for purposes of the foregoing clause (b), the Revolving Term Loan and the Term Loan shall in all events be considered long term debt of the Borrower.”

(b)        Amendment to Definition of Matured Default in Section 1.1 of the Loan Agreement (Definition of Matured Default). Subsection (e) of the definition of Matured Default in Section 1.1 of the Loan Agreement is amended and restated in its entirety to read as follows:

“(e) (i) the Available Amount, as calculated in accordance with the definition thereof, results in a negative amount; or (ii) the Borrowing Base Limit, as calculated in accordance with the definition thereof, results in an amount less than <$3,000,000>.”

(c)        Amendment to Definition of Termination Date in Section 1.1 of the Loan Agreement (Definition of Termination Date). Section 1.1 of the Loan Agreement is amended by deleting the date “July 31, 2010” from the definition of Termination Date and substituting “October 31, 2010” therefor.

(d)        Amendment to Section 7.1 of the Loan Agreement (Financial and Other Information). Sections 7.1(a), (c) and (f) of the Loan Agreement are amended and restated in their entirety to read as follows:

“(a)        as soon as practicable, and in any event no later than September 20, 2010 with respect to the 2010 fiscal year of the Borrower and within 90 days after the end of each other fiscal year of the Borrower, audited statements of income, retained earnings and cash flow of the Borrower for such year, and a balance sheet of the Borrower for such year, setting forth in each case, in comparative form, corresponding figures as of the end of the preceding fiscal year, all in reasonable detail and satisfactory in scope to the Agent and certified to the Borrower by such independent public accountants as are selected by the Borrower and satisfactory to the Agent, whose opinion shall be in scope and substance satisfactory to the Agent; provided, however, that if the foregoing audited financial statements are not completed on or before September 20, 2010, the Borrower shall deliver to the Agent pro forma annual financial statements of the Borrower not later than September 20, 2010 and the final, audited financial statements of the Borrower not later than September 30, 2010;”

“(c)        as soon as practicable and in any event within thirty (30) days after the end of each month, a compliance certificate of the chief financial officer of Borrower in substantially the form attached as Exhibit 6A (the “Compliance Certificate”);”

“(f)        as soon as practicable, and in any event (i) within 90 days before the beginning of each fiscal year of the Borrower, an operating budget and business plan for such year in form and detail reasonably acceptable to the Agent and the Lenders, and (ii) no later than September 20, 2010, a statement comparing such projected operating budget and business plan for the 2011 fiscal year to the interim balance sheets and statements of income, retained earnings and cash flow of the Borrower as at the end of the first two months of the 2011 fiscal year and for the year-to-date period then ending, together with a narrative description and analysis of the Borrower’s actual and projected compliance with the covenants set forth in the Loan Documents, including without limitation those described in Section 7.6 hereof.”

(e)        Amendment to Section 7.6 of the Loan Agreement (Financial Covenants and Ratios). Section 7.6 of the Loan Agreement is amended and restated in its entirety to read as follows:

“Section 7.6. Financial Covenants and Ratios. The Borrower shall maintain: (a) as of June 30, 2010 and the last day of each month thereafter,

Working Capital of not less than <$6,500,000>; (b) as of June 30, 2010 and the last day of each month thereafter through and including September 30, 2010, Net Worth of not less than $67,000,000; (c) as of October 31, 2010 and the last day of each month thereafter, Net Worth of not less than $70,000,000; and (d) commencing September 30, 2010 and as of each Covenant Compliance Date thereafter, its Debt Service Coverage Ratio of not less than 1.00 to 1.00. Without limiting Section 7.1(f), the Borrower shall deliver to the Agent not later than 10 days prior to any Covenant Compliance Date, a pro forma calculation of the Borrower’s Debt Service Coverage Ratio as of such Covenant Compliance Date.”

(f)        Amendments to Exhibits 1B and 6A to the Loan Agreement (Borrowing Base Certificate and Compliance Certificate). The Loan Agreement is hereby amended by deleting Exhibits 1B and 6A to the Loan Agreement and replacing them in their entirety with Exhibits 1B and 6A to this Agreement.

Section 3.        Amendments to the Forbearance Agreement. The Forbearance Agreement is hereby amended as follows:

(a)        Amendment to Section 1 of the Forbearance Agreement (Definitions). Section 1 of the Forbearance Agreement is amended by deleting the date “July 31, 2010” from the definition of Stated Forbearance Termination Date and substituting “October 31, 2010” therefor.

(b)        Amendment to Section 7 of the Forbearance Agreement (Deferred Payments of Principal; Cash Flow Recapture). The last sentence of Section 7 of the Forbearance Agreement is amended and restated in its entirety to read as follows:

“Notwithstanding any provision herein to the contrary, commencing on the 30th day following the fiscal quarter of the Borrower ending December 31, 2009 and continuing on the same day following each fiscal quarter thereafter, the Borrower shall pay to the Agent, for application pro rata to the Deferred Principal Payments, the lesser of (a) the EBITDA of the Borrower generated during such fiscal quarter or (b) the amount by which the Working Capital of the Borrower as of the last day of such fiscal quarter exceeds $5,000,000.”

Section 4.        Collateral Audit. Without limiting Sections 10.4 or 10.7 of the Loan Agreement, the Borrower shall pay to the Agent, on demand, all reasonable fees, costs and expenses incurred by the Agent in connection with any Collateral audits, inspections and reports conducted by or on behalf of the Agent (or by the employees, agents, consultants or auditors of the Agent), including without limitation any such audit, inspection and report conducted or produced by the Durkin Group on behalf of the Agent for the period ending May 31, 2010.

Section 5.        Payments of Principal. Except for the Deferred Principal Payments (as defined in the Forbearance Agreement), the principal amount outstanding of each Note shall be due and payable on the dates and in the amounts set forth in the Loan Agreement, and shall not be deferred or delayed. For the avoidance of doubt, no Advance may be requested by the Borrower, nor shall the Borrower apply the proceeds of any Advance, for payment of any outstanding principal of the Notes. Advances may only be used for the purposes set forth in Section 2.4 of the Loan Agreement.

Section 6.        Environmental Compliance. Without limiting Section 5 of the Fourteenth Amendment, the Borrower shall deliver to the Agent not later than July 31, 2010 a certificate of an officer of the Borrower certifying as to the Borrower’s compliance with all recommended environmental remediation set forth and described in each of the Environmental Reports, as defined in the Fourteenth Amendment, including without limitation documentation evidencing (i) the excavation and removal of the soil in the vicinity of the release of ethanol which occurred during rail car unloading, as described in the Iowa Report (as defined in the Fourteenth Amendment), and any analytical results that would indicate whether there is any remaining contamination from the release that would require remediation, and (ii) the excavation and proper disposal of soil from the area of soil staining observed outside the maintenance garage, as described in the Iowa Report.

Section 7.        Representations and Warranties. The Borrower hereby represents and warrants to the Agent and the Lenders as follows:

(a)        The Borrower has all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and to perform its obligations under this Agreement and the Loan Documents to which the Borrower is a party. This Agreement and the Loan Documents to which the Borrower is a party have been duly and validly executed and delivered to the Agent by the Borrower, and this Agreement and the Loan Documents to which the Borrower is a party constitute the Borrower’s legal, valid and binding obligations, enforceable in accordance with their terms.

(b)        The execution, delivery and performance by the Borrower of this Agreement and the Loan Documents to which the Borrower is a party have been duly authorized by all necessary limited liability company action or other action and do not and will not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate the Borrower’s organizational documents or any provision of any law, rule, regulation or order presently in effect having applicability to the Borrower, or (iii) result in a breach of, or constitute a default under, any indenture or agreement to which the Borrower is a party or by which the Borrower or its properties may be bound or affected.

(c)        All of the representations and warranties contained in Article VI of the Loan Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

Section 8.        Effectiveness. This Agreement shall be effective only if the Agent has received, on or before the date of this Agreement (or such later date as the Agent may agree in writing), each of the following, each in form and substance acceptable to the Agent in its sole discretion:

(a)        this Agreement, duly executed by the Borrower, the Agent and the Lenders;

(b)        payment of an extension fee of $40,281 in immediately available funds, to be allocated by the Agent pro rata among the Lenders; and

(c)        a Certificate of the Secretary of the Borrower certifying as to (i) the resolutions of the board of managers of the Borrower approving the execution and delivery of this Agreement; (ii) the fact that the certificate of formation and limited liability company agreement of the Borrower, which were certified and delivered to the Agent pursuant to the most recent certificate of secretary or assistant secretary given by the Borrower to the Lender, continue in full force and effect and have not been amended or otherwise modified except as set forth in the Certificate to be delivered; and (iii) certifying that the officers and agents of the Borrower who have been certified to the Agent, pursuant to the certificate of secretary or assistant secretary given by the Borrower to the Agent as being authorized to sign and to act on behalf of the Borrower continue to be so authorized or setting forth the sample signatures of each of the officers and agents of the Borrower authorized to execute and deliver this Agreement and all other documents, agreements and certificates on behalf of the Borrower.

Section 9.        References. All references in the Loan Agreement to “this Agreement” shall be deemed to refer to the Loan Agreement as amended hereby, and any and all references in any other Loan Document to the Loan Agreement shall be deemed to refer to the Loan Agreement as amended hereby. Additionally, all references in the Forbearance Agreement to “this Agreement” shall be deemed to refer to the Forbearance Agreement as amended hereby, and any and all references in any other Loan Document to the Forbearance Agreement shall be deemed to refer to the Forbearance Agreement as amended hereby.

Section 10.        No Waiver. The execution of this Agreement and any documents related hereto shall not be deemed to be a waiver of any Default or any Matured Default or any other breach, default or event of default under any Loan Document or other document held by the Agent or any Lender, whether or not known to the Agent or any Lender and whether or not existing on the date of this Agreement.

Section 11.        Release of Agent and Lenders. The Borrower hereby absolutely and unconditionally releases and forever discharges the Agent and the Lenders, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all known claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or may claim to have against any such Person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Agreement, whether such claims, demands and causes of action are matured or unmatured.

Section 12.        Costs and Expenses. The Borrower hereby reaffirms its agreement under Section 10.4 of the Loan Agreement and Section 20 of the Forbearance

Agreement to pay or reimburse the Agent and the Lenders on demand for all costs and expenses incurred by the Agent and the Lenders in their employment of counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Agent for the services performed by such counsel in connection with the preparation of this Agreement and the documents and instruments incidental hereto.

Section 13.        Miscellaneous. Except as expressly set forth herein, all terms of the Forbearance Agreement, the Loan Agreement and each of the other Loan Documents remain in full force and effect. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. This Agreement shall be governed by the internal laws of the State of Colorado.

Signature page follows

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

GLOBAL ETHANOL, LLC, as Borrower

By:	/s/ Patrick W. Samuelson
Name: Patrick W. Samuelson
Title: Chief Financial Officer

COBANK, ACB, as Agent and as a Lender

By:	/s/ S. Richard Dill
Name: S. Richard Dill
Title: Vice President

FARM CREDIT SERVICES OF AMERICA, FLCA, as a Lender

By:	/s/ Brian Frevert
Name: Brian Frevert
Title: Vice President

MLIC ASSET HOLDINGS LLC, as a Lender

By:	Transmountain Land & Livestock Company, a Montana Corporation
Its:	Manager

By:	/s/ Steven D. Craig
Name: Steven D. Craig
Title: Director

Signature Page to Fifteenth Amendment to Amended and Restated Loan and Security Agreement

and Third Amendment to Forbearance Agreement